Exhibit 10.4
STARBUCKS CORPORATION
EXECUTIVE MANAGEMENT BONUS PLAN
(as amended and restated on November 10, 2015)
Section 1. Purpose.
The purpose of the Executive Management Bonus Plan (the “Plan”) is to promote the interests of Starbucks Corporation (“Starbucks”) and its subsidiaries (collectively the “Company”) by providing eligible key partners of the Company with incentive to assist the Company in meeting and exceeding its business goals. The Plan provides opportunities for Participants (as defined in Section 3 below) to earn financial rewards for their role in assisting Starbucks to meet its annual performance targets. Awards (as defined in Section 5 below) under the Plan are based on the Company achieving the Performance Goal (as defined in Section 5). The Plan will cover each fiscal year of Starbucks beginning with its 2016 fiscal year. Each such fiscal year is referred to herein as a “Performance Period.”
Section 2. Administration.
(a) The Plan shall be administered by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Starbucks (the “Board”) from among its members and shall be comprised of not fewer than two members who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.
(b) The Committee shall have broad authority to grant and administer Awards under the Plan and may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret and make decisions under the Plan in its sole discretion, including but not limited to determining whether the Performance Goal and other conditions that are a prerequisite to earning an Award have been met and exercising discretion to reduce or eliminate the amount to be provided as an incentive payment hereunder. Any decision or interpretation by the Committee hereunder shall be final and conclusive for all purposes and binding upon all Participants or former Participants and their successors in interest.
(c) Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled to indemnification and reimbursement by Starbucks in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.
Section 3. Eligibility.
Partners serving in positions of executive vice president and above shall participate in the Plan, together with any other key partners of the Company who are selected for participation in the Plan by the Committee. The Committee shall select in writing who, in addition to the partners servicing in positions of executive vice president and above, shall receive an Award with respect to a Performance Period within 90 days after the beginning of such Performance Period. Each such partner shall be a “Participant” with respect to such Performance Period. Provided the Committee determines that the Company has met the Performance Goal for the Performance Period as set forth under Section 5 below and all other eligibility requirements are met, the following guidelines will be used to determine Participants’ Award eligibility. Awards are not guaranteed and will not be paid unless the Performance Goal is met and the Committee authorizes the payment of such Award hereunder.
Unless otherwise provided for by the Committee, each partner whose employment terminates prior to the end of a Performance Period will not be eligible to receive an Award under the Plan for that Performance Period. If a Participant’s employment is terminated due to retirement (voluntary termination of employment after attainment of age 55 and at least ten (10) years of credited service with the Company, as determined by the Committee in its sole discretion), permanent disability or death before the end of a Performance Period, the Committee may, in its sole discretion, provide a prorated Award based on the number of days the Participant was employed by the Company during such Performance Period; provided, however, that other than in the case of termination due to permanent disability or death, no prorated incentive will be paid unless all of the applicable requirements set forth in the Plan are met, including without limitation that the Committee determines that the Performance Goal for the applicable Performance Period has been met and authorizes the payment of incentive awards.
Section 4. Compliance Requirements.
A Participant must comply with all applicable state and federal regulations and Company policies (collectively, the “Compliance Requirements”) in order to be eligible to receive an Award under the Plan. A Participant whose employment is terminated after the end of a Performance Period, but before Awards for such Performance Period are paid, due to violating any of the Compliance Requirements or other reasons involving cause, will not be eligible to receive an Award for such Performance Period.
Section 5. Performance Goal.
The Committee may grant performance-based awards (“Awards”) to Participants with respect to a Performance Period beginning on or after September 28, 2015 subject to the terms and conditions of the Plan. Each Award shall provide that the Performance Goal is the Company’s achievement of positive Operating Income (as defined below) for the then current Performance Period. For purposes of the Plan, “Operating Income” means, with respect to a Performance Period, operating income as presented in Starbucks’s consolidated audited financial statements, adjusted for the impact of (i) restructuring and reorganization charges; (ii) acquisitions or dispositions of businesses or assets; (iii) costs and charges associated with discontinued operations, goodwill, other intangible assets, or long-lived assets; (iv) legal claims, adjustments or settlements; (v) foreign currency translation; (vi) statutory adjustments to corporate tax rates; (vii) unusual or infrequently occurring items of gain, loss or expense; and (viii) changes in tax laws, accounting principles, or other laws or provisions affecting reported results. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify in writing whether or not the Performance Goal has been achieved.
Section 6. Payment.

If the Committee has determined that the Company has attained the Performance Goal for a Performance Period, the maximum amount payable under the Award for that Performance Period shall be $10,000,000 provided, however, that the Committee may in its sole discretion exercise discretion to reduce or eliminate the amount payable to any Participant based on such factors as the Committee may deem appropriate. In no event may the Committee increase the amount of any Award payable to any Participant above $10,000,000 for a Performance Period. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants, including taking into account individual performance. Awards shall be settled, less applicable withholdings and deductions, (i) in cash and/or, (ii) stock and/or stock-based awards granted under the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (as amended and restated) or other Starbucks equity compensation plan that has been approved by shareholders. The Company expects to pay Awards within approximately 75 days of the end of the applicable Performance Period, but in no event later than the last day of the fiscal year following such Performance Period.
Section 7. Clawback.
The awards under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards under this Plan.
Section 8. General Provisions.
(a) No Rights to Awards or Continued Employment. No partner of the Company shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any partner any right to be retained by the Company.
(b) No Limits on Other Awards and Plans. Nothing contained in the Plan shall prohibit the Company from establishing other special awards or compensation plans providing for the payment of compensation to partners of the Company, including any Participants.
(c) Withholding Taxes. The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.
(d) Rights are Non-Assignable. A Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.
(e) Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.
(f) Effective Date; Amendment. The Plan is effective September 28, 2015, subject to the approval of shareholders at Starbucks 2016 annual shareholder meeting. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, (i) any change to the Performance Goal or (ii) any alteration or amendment that requires shareholder approval in order to allow Awards under the Plan to qualify as “performance-based compensation” under

Section 162(m) of the Code or to comply with other applicable laws or regulations, shall be made subject to such shareholder approval.
(g) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Washington without regard to its conflict of law principles.
(h) Interpretation. The Plan is designed and intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code and all provisions hereof shall be construed consistent with this intention.
Approved by the Board of Directors on November 10, 2015, subject to shareholder approval.